Exhibit 10.7

THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of May 7, 2025 (the “Third Amendment Effective Date”) among:

KIRKLAND’S STORES, INC., a Tennessee corporation (the “Lead Borrower”);

The other Borrowers party thereto (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”);

The Guarantors party hereto;

the Lenders party hereto; and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agent, among others, have entered into a certain Third Amended and Restated Credit Agreement dated as of March 31, 2023 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of January 25, 2024, that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 21, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Lead Borrower has informed the Agent of the Lead Borrower’s intent to amend the Term Loan Credit Agreement on the date hereof (the “Term Loan Amendment”);

WHEREAS, the Lead Borrower has informed the Agent that the opinion for the Fiscal Year ending February 1, 2025 required by Section 6.01(a) of the Existing Credit Agreement is subject to a “going concern” or like qualification or exception (the “Nonconforming Opinion”);

WHEREAS, the Lead Borrower has requested that the Agent and the Lenders agree to (x) waive the Event of Default arising from the delivery of the Nonconforming Opinion, and (y) amend the Credit Agreement to (i) permit the Term Loan Amendment and certain other transactions contemplated thereby, and (ii) amend certain provisions of the Existing Credit Agreement, in each case subject to the terms and conditions set forth herein; and

WHEREAS, the Loan Parties, the Agent and the Lenders have agreed, subject to the terms and conditions set forth herein, (x) waive the Event of Default arising from the delivery of the

Nonconforming Opinion and (y) to (i) permit the Loan Parties to enter into the Term Loan Amendment and certain other transactions contemplated thereby, and (ii) amend certain provisions of the Existing Credit Agreement, as more particularly set forth herein (the Existing Credit Agreement, as amended by this Amendment and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1. Incorporation of Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2. Representations and Warranties. Each of the Loan Parties hereby represents and warrants that as of the date hereof, (a) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (b) all representations and warranties contained in the Credit Agreement and in any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Credit Agreement or any other Loan Document are true and correct in all material respects, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Amendment, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

3. Ratification and Reaffirmation of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect, and each of the Loan Parties hereby affirms its absolute and unconditional promise to pay to the Lenders, the L/C Issuer, and the Agent, as applicable, the Revolving Loans, the Swing Line Loans, other Credit Extensions, reimbursement obligations and all other amounts due or to become due and payable to the Lenders, the L/C Issuer and the Agent, as applicable, under the Credit Agreement, as amended hereby, and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or accord and satisfaction. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect.

4. Amendments to Credit Agreement. Agent and the Loan Parties hereby agree that from and after the Third Amendment Effective Date:

a. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following definitions in the correct alphabetical order:

“Term Loan IP Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Third Amendment Effective Date, by and between the Term Loan Agent as purchaser and Kirkland’s Inc. as seller (as amended, restated, supplemented or otherwise modified in writing from time to time in accordance with the terms hereof).

“Third Amendment” means the Third Amendment to Third Amended and Restated Credit Agreement, dated as of the Third Amendment Effective Date, by and among, the Loan Parties, the Lenders party thereto, and the Agent.

“Third Amendment Effective Date” means May 7, 2025.

b. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Change of Control” in its entirety as set forth below:

““Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); provided, however, that the Term Loan Agent and its Affiliates may be the “beneficial owner”, directly or indirectly, of an amount of Equity Interests of the Parent not to exceed 65% in the aggregate so long as a majority of the members of the board of directors or equivalent governing body of the Parent is comprised of members approved by shareholders other than the Term Loan Agent and its Affiliates; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by (x) individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (y) subject to the proviso set forth below, the Term Loan Agent or any of its Affiliates, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, that the Term Loan Agent and its Affiliates shall not elect or nominate to the board of directors or other equivalent governing body of the Parent a majority of the members thereof and at all times, a majority of the members of the board of directors or other equivalent body of the Parent shall be comprised of members approved by shareholders other than the Term Loan Agent and its Affiliates; or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; provided, however, that the Term Loan Agent and its Affiliates may acquire by contract or otherwise, and may enter into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over an amount of Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) not to exceed 65% in the aggregate of the combined voting power of such securities, so long as a majority of the members of the board of directors or equivalent governing body of the Parent is comprised of members approved by shareholders other than the Term Loan Agent and its Affiliates; or

(d) any “change in control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any Loan Party or any document governing Material Indebtedness of any Loan Party; or

(e) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all

Liens (other than the Liens in favor of the Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.”

c. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Collaboration Agreement” in its entirety as set forth below:

“Collaboration Agreement” means that certain Amended and Restated Collaboration Agreement dated as of the Third Amendment Effective Date by and between the Parent and the Term Loan Agent (as amended, restated, supplemented or otherwise modified in writing from time to time), which such agreement documents the Operating Arrangements, together with all exhibits and attachments thereto.

d. Section 1.01 of the Existing Credit Agreement is hereby amended by (i) deleting the text “; or” appearing at the end of clause (i) of the definition of “Eligible Inventory” and inserting the text”;” in lieu thereof, (ii) deleting the period (“.”) at the end of clause (j) of the definition of “Eligible Inventory” and inserting the text “; or” in lieu thereof, and (iii) inserting the new clause (k) immediately at the end of the definition of “Eligible Inventory” as set forth below:

“(k) Inventory acquired from the Term Loan Agent or any of its Affiliates unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent; provided, at the Agent’s discretion, up to $2,000,000 of Inventory may be included as Eligible Inventory without compliance with the conditions set forth in this clause (k)(A) so long as such Inventory otherwise constitutes Eligible Inventory.”

e. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Fee Letter” in its entirety as set forth below:

“Fee Letter” means, collectively, (w) the fee letter, dated the Third Restatement Date, among the Borrowers and the Agent, (x) the fee letter, dated the First Amendment Effective Date among the Borrowers and the Agent, (y) the Second Amendment Fee Letter and (z) the fee letter, dated the Third Amendment Effective Date among the Borrowers and the Agent.

f. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Investor Rights Agreement” in its entirety as set forth below:

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of the Third Amendment Effective Date, by and between the Term Loan Agent and Parent (as amended, restated, supplemented or otherwise modified in writing from time to time in accordance with the terms hereof).

g. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “License Agreement” in its entirety as set forth below:

“License Agreement” means that certain Trademark License Agreement, dated as of the Second Amendment Effective Date, by and between the Term Loan Agent and the Parent (as amended by that certain License Agreement Letter Agreement, dated as of the Third Amendment Effective Date by and between the Parent and the Term Loan Agent and as further amended, restated, supplemented or otherwise modified in writing from time to time).

h. Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definition of “Term Loan Subscription Agreement” in its entirety as set forth below:

“Term Loan Subscription Agreement” means, the Subscription Agreement, dated as of the Second Amendment Effective Date between the Term Loan Agent and the Parent (as amended by that certain Letter Amendment to Subscription Agreement, dated as of the Third Amendment Effective Date by and between the Term Loan Agent and as further amended, amended and restated, restated, modified, supplemented, or otherwise in effect from time to time).

i. Section 5.29 of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth below:

“5.29 Term Loan Agreements.

As of the Third Amendment Effective Date, each of the Collaboration Agreement, Investor Rights Agreement, Operating Arrangements, Term Loan Subscription Agreement and License Agreement are in full force and effect, full true and correct copies of each have been delivered to the Agent, no amendments have been entered into (other than such amendments expressly permitted hereby), and no “Default” or “Event of Default” (as defined in such agreements) or any analogous term has occurred and is continuing under any of the foregoing.”

j. Section 6.10 of the Existing Credit Agreement is hereby amended by (i) amending and restating clause (c) in its entirety as set forth below and (ii) adding a new clause (d) immediately to the end of Section 6.10 as set forth below:

“(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals with respect to (i) from and after the Third Amendment Effective Date until and including the six (6) month anniversary of the Third Amendment Effective Date, monthly desktop appraisals, and (ii) up to two (2) appraisals in any twelve month period. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Obtain prior written approval of the Agent with respect to the appointment of any Monitor under and as defined in the Term Loan Credit Agreement.

k. Section 7.05 of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth below:

“7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions; provided, that, (i) so long as the Term Loan Credit Agreement is outstanding, no Permitted Dispositions (other than from a Loan Party to another Loan Party) shall include any Intellectual Property used or useful in connection with the conduct of the Loan Parties’ business or use of the Collateral, and (ii) otherwise, if any such Permitted Disposition is made to a Person who is not a Loan Party and includes Intellectual Property used or useful in connection with the conduct of the Loan Parties’ business or use of the Collateral, the purchaser, assignee or other transferee thereof shall agree in writing to be bound by a non-exclusive royalty-free worldwide license of such Intellectual Property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance reasonably satisfactory to the Agent; provided, further, that notwithstanding anything to the contrary in this Agreement, the Loan Parties may make a Disposition of Intellectual Property pursuant to the Term Loan IP Purchase Agreement so long as (i) the Agent shall have received a nonexclusive royalty-free license to use any and all Intellectual Property subject to such Disposition, which license shall be exercisable by the Agent or the Loan Parties, acting with the consent of the Agent, their employees, agents, advisers and representatives, and includes the right to use the Intellectual Property on and in connection with the advertisement or promotion of any liquidation of the Collateral, and (ii) the Agent has consented in writing to the sale of the Intellectual Property as set forth in the Term Loan IP Purchase Agreement.”

l. Section 7.12 of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth below:

“7.12 Amendment of Material Documents.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any Permitted Refinancing thereof), including without limitation any instruments, documents or agreements governing the Term Loan Debt, the Collaboration Agreement, the Investor Rights Agreement, the Operating Arrangements, the Term Loan Subscription Agreement, the Term Loan IP Purchase Agreement or the License Agreement, in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be in violation of the Term Loan Intercreditor Agreement, in each case, if applicable, would be materially adverse to the Credit Parties, or otherwise would be reasonably likely to have a Material Adverse Effect.”

5. Waiver. Upon the effectiveness of this Amendment, and in reliance on the representations, warranties and covenants set forth herein, the Agent and the Lenders hereby waive the Event of Default arising as a result of the Nonconforming Opinion,. Except as expressly provided herein, this limited waiver shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Existing Credit Agreement or any other Loan Document (except as expressly provided in this Amendment), (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, except as specifically set forth herein, or (iii) create a course of dealing or otherwise obligate in any respect any Lender or the Agent to execute any consent or grant any amendments or waiver under the same or similar or other circumstances in the future. Except to the extent expressly covered by the foregoing limited waiver, the Agent and the Lenders hereby expressly reserve all of their rights and remedies under the Credit Agreement (as amended hereby), the other Loan Documents and applicable law in respect of any and all Defaults or Events of Default now existing or hereafter arising. The failure of the Agent and/or Lenders to exercise any right or remedy shall not constitute a waiver of that or any other right or remedy.

6. Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent, unless otherwise waived in writing by the Agent:

a. This Amendment shall have been duly executed and delivered by the Loan Parties and the Lenders. The Agent shall have received a fully executed original or pdf copy hereof.

b. The Agent shall have received a certificate from a Responsible Officer of the Lead Borrower attaching a true, correct and complete copy of the Term Loan Amendment and all material agreements related thereto (including, without limitation, the Term Loan Subscription Agreement, the Investor Rights Agreement and the License Agreement).

c. All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

d. There shall not have occurred since February 1, 2025, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

e. The Fee Letter dated as of the date hereof shall have been duly executed and delivered by the Borrowers.

f. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

7. Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

8. Expenses. The Borrowers shall reimburse the Agent for all reasonable out-of-pocket costs and expenses of the Agent, including, reasonable attorneys’ fees pursuant to Section 10.04 of the Credit Agreement.

9. Multiple Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

10. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11. Release by the Loan Parties. Each Loan Party for and on behalf of itself and its legal representatives, successors and assigns, fully, unconditionally, and irrevocably waives, releases, relinquishes and forever discharges the Agent, the Lenders and each of their parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns, (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, liabilities, losses, costs, expenses, demands, judgments, damages (including compensatory and punitive damages), levies and executions of whatsoever kind, nature and/or description arising on or before the Third Amendment Effective Date, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, joint or several, fixed or contingent, direct or indirect, contractual or tortious, which the Loan Parties, or their legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, that relate to the Loan Documents, the administration of any Loan Documents, the negotiations relating to this Amendment and the other Loan Documents executed in connection herewith and any other instruments and agreements executed by the Loan Parties in connection therewith or herewith, arising on or before the Third Amendment Effective Date.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

BORROWERS:

KIRKLAND’S STORES, INC., as Lead Borrower and as a Borrower

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer

KIRKLAND’S TEXAS, LLC, as a Borrower

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

KIRKLAND’S, INC., as Parent and as a Guarantor

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer

KIRKLAND’S DC, INC., as a Guarantor

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and Chief Financial Officer

bank of america, n.a., as Administrative Agent, as Collateral Agent and as a Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Senior Vice President